Exhibit 16.1

April 24, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Tarena International, Inc. (the “Company”) and, on April 30, 2018, we reported on the consolidated financial statements of Tarena International, Inc. as of and for the years ended December 31, 2016 and 2017.

Subsequently, in our letter to the Audit Committee dated August 27, 2019, we notified the Company that disclosures should be made or action should be taken to prevent future reliance on our previously issued auditor’s reports related to the consolidated financial statements of the Company. On December 5, 2019, we were dismissed.

We have read Tarena International, Inc.’s statements included under Item 16F of its December 31, 2018 annual report on Form 20-F dated April 24, 2020, and we agree with such statements, except that:

(1) we are not in a position to agree or disagree with the Company’s statement that the Company engaged Marcum Bernstein & Pinchuk LLP, (“MarcumBP”), as its independent registered public accounting firm in connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2016, 2017 and 2018.

(2) we are not in a position to agree or disagree with the Company’s statement that the decision to authorize the dismissal of KPMG and the engagement of MarcumBP was recommended by the Company's audit committee and approved by board of directors.

(3) we are not in a position to agree or disagree with the Company’s statement that in November 2019, the audit committee substantially completed this investigation.

(4) we are not in a position to agree or disagree with the Company’s statement that the material weakness remains unresolved and requires disclosure as a reportable event under Item 16F.

(5) we are not in a position to agree or disagree with the Company’s statement that the Company did not consult with MarcumBP prior to its engagement, on either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of a disagreement, as defined in Item 16F(a)(1)(iv) of Form 20-F, or reportable event, as described in Item 16F(a)(1)(v).

Very truly yours,

/s/ KPMG Huazhen LLP

 KPMG Huazhen LLP